biosciences
monogram

The Mark of
Individualized Medicine

Tender Offer Employee Meetings July, 2009 Exhibit (a)(5)(D)

Forward Looking Information
This presentation includes statements that are not strictly historical statements, including that, without limitation, statements relating to the expected benefits of the transaction, the expected timing and closing of the transaction, operating results and economic performance, and LabCorp’s and Monogram’s expectations regarding market position, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the tender offer or the merger set forth in the agreement and plan of merger will not be satisfied and the transactions will not be consummated, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Monogram stockholders will tender their stock in the offer, changes in
Monogram’s business during the period between now and the closing that could cause a condition to closing not to be satisfied; the successful integration of
Monogram into LabCorp’s business subsequent to the closing of the transaction;
adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace; and adverse actions of governmental and other third-party payors; as well as other factors detailed in
LabCorp’s and Monogram’s filings with the Securities and Exchange Commission, including LabCorp’s Annual Report on Form 10-K for the year ended December 31,
2008 and subsequent SEC filings, and Monogram’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent SEC filings.

Tender Offer Information
This presentation is neither an offer to purchase nor a solicitation of an offer to sell shares of Monogram common stock. LabCorp and Mastiff Acquisition Corp. have filed a tender offer statement on Schedule TO and related materials with the U.S.
Securities and Exchange Commission (SEC) and Monogram has filed with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.  INVESTORS AND MONOGRAM STOCKHOLDERS
ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED
MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF
TRANSMITTAL) AND THE RELATED SOLICITATION/RECOMMENDATION
STATEMENT (AS SUCH DOCUMENTS HAVE BEEN AMENDED AND
SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY CONTAIN
IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A
DECISION TO TENDER SHARES. These documents are  available at no charge on the SEC’s website at www.sec.gov.  The tender offer statement and related materials, tender offer solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to DF King & Co.
Inc.,  the information agent for the tender offer, at 1-212-269-5550 for banks and brokers or 1-800-549-6746 for stockholders and all others.

The June 23 Announcement
LabCorp Enters Definitive Agreement
to Acquire Monogram
Acquisition Price of $4.55 per Share in All Cash Transaction
LabCorp to Strengthen Leadership in Infectious Disease and
Oncology and Advance Personalized Medicine Strategy

Acquisition Process
Acquisition of Monogram for $4.55 in cash per share
through “tender offer” and “merger”
Tender Offer
This is an offer by LabCorp to buy all the shares of
outstanding stock of Monogram
Stockholders can accept the offer and “tender” their shares
to LabCorp
When enough (approx 60%) shares are tendered, subject to
satisfaction of the other tender offer conditions, LabCorp
will buy them and the tender will close
Merger
After the tender closes, then there will be a “merger” to
merge Monogram into a subsidiary of LabCorp to
complete the acquisition of Monogram

Acquisition Process
LabCorp launched tender offer July 1
Tender period is 20 business days and ends at
midnight on July 29
This may be extended in certain circumstances
Note that eTrade needs instructions by July 27
Timing of when the merger will be completed
depends on how many shares are tendered

Key Documents
Two detailed disclosure documents mailed to all
stockholders
LabCorp’s “Offer to Purchase” (OTP)
Contains the full details of LabCorp’s offer
Monogram’s Schedule 14D-9 (14D)
Contains Monogram’s response and recommendation by the
board of directors to accept the offer

When would I get paid for my shares?
Assuming the tender and the merger both close:
If you tender
Proceeds for stock owned will be paid promptly after the closing of the tender
If you do not tender
Proceeds for stock owned will be paid promptly following your surrender of your shares to the paying agent for the merger
following the closing of the merger
Regardless of whether you tender or not
Stock Options will be cashed out at the closing of the merger
Note: the check may be received by you following the
closing of the tender or merger, as applicable

Next Steps and Logistics Stock held in “certificate” form Stock held in a brokerage account (e.g E*Trade) Stock held in a 401k account Stock options

Stock Held in Certificate Form
What is this?
Stock for which you have a physical stock certificate
Generally stock issued prior to the IPO on exercise of options
NOT shares held at e*trade from ESPP or option exercises since the IPO
If you did not exchange your stock certificate in connection with prior stock splits, the adjustment to your stock certificate will be made in connection with the tender/merger
Mailing to your address
OTP and 14D
Blue “Letter of Transmittal” form
Action required if you want to tender
Complete and sign the blue letter of transmittal
Either use the envelope provided or drop off with Jeni and we’ll fed ex
What happens if you don’t tender?
Assuming the tender and the merger both close, a similar process will apply in order to receive payment following the closing of the merger

Stock Held at E*Trade
What is this?
Generally stock issued since the IPO on exercise of options or through the ESPP
Mailing to your address
OTP and 14D
White one-page letter
Action required if you want to tender
Go online at www.reorgaction.com and use the “control number” in a shaded box at the lower right hand section of the form
This is a very simple online process
What happens if you don’t tender?
Assuming the tender and the merger both close, a similar process will apply in order to receive payment following the closing of the merger

TIME CRITICAL - MUST RESPOND
IMPORTANT INFORMATION PERTAINING TO ONE OF YOUR SECURITIES

E*TRADE FINANCIAL

07/07/09

ATTN. CORPORATE ACTIONS DEPARTMENT
1981 MARCUS AVENUE
LAKE SUCCESS, NY 11042

***********AUTO**5-DIGIT 94024

A TENDER OFFER
SECURITY DESCRIPTION: MONOGRAM BIOSCIENCES INC

CUSIP#: 60975U207
ACCOUNT#:
QUANTITY:
OFFER EXPIRES: JULY 29, 2009 12:00 MIDNIGHT ET
REPLY BY: JULY 27, 2009 12:00 MIDNIGHT ET

Dear Customer,

Your position in the above security is currently being held in your account at our firm. We will need instructions from you as to what action you wish us to take regarding this offer. The terms and conditions of this offer are outlined in the enclosed material which you should read carefully. As a holder of your securities, we will forward your instructions should you choose to participate in this offer.

Unless we have otherwise advised you, it is imperative that we receive your instructions no later than the reply date in order to properly fulfill your instructions. Any instructions received after that time will be processed on a "best efforts" basis only. Please be advised that we cannot act without your instructions, and will not be held liable for any instructions that are received after the processing deadline. The due date is prior to the expiration of the offer because we need to know your response prior to the expiration in order to properly fulfill your instructions. Any information given by us, either verbally or in writing is intended as a guide and is not to be used as the basis for any decision regarding this offer. You are responsible for full compliance with the terms of the offer. In the event of a discrepancy between these terms and the offer material, the offer material will prevail.

Withdrawal instructions (if allowed) must be received in writing no later than 48 hours prior to expiration. Funds must be available in your account in order to process Rights and Warrant Subscriptions. A $30.00 processing fee will apply to all voluntary transactions.

Please consider the $30.00 processing fee in determining participation in oddlot offers.

YOU MAY RESPOND TO THIS OFFER AT WWW.REORGACTION.COM
FOR INFORMATION CALL YOUR CUSTOMER SERVICE DEPT. (800) 387-2331

JOB NUMBER: E47552 SAR CONTROL#:

E*TRADE FINANCIAL

ATTN. CORPORATE ACTIONS DEPARTMENT 000029697
1981 MARCUS AVENUE
LAKE SUCCESS, NY 11042

77

***********AUTO**5-DIGIT 94024

DO NOT MAIL

Cover Letter from E*Trade www.reorgaction.com “Control Number”

401K
The Trustees of the 401(k) Plan will tender the shares to
LabCorp
if
if
you
you
direct
direct
them
them to do so.
Shares will be cashed out within your 401(k) account – there is no distribution from your 401(k) and no tax consequence.
Proceeds, following the closing of the tender or, if you did not direct the Trustees to tender the shares, following the
closing of the merger, will be invested by Merrill Lynch in
the
GoalManager Moderate-to-Aggressive
portfolio.
Action required:
Regarding the tender – if desired, instruct the Trustees to tender your shares.  A mailing will be going out shortly requesting your instructions.
If you do not instruct the Trustees to tender your shares, after the merger, log on to your Merrill Lynch 401(k) account IF you desire to make a different investment decision with regards to the cash received in the transaction.

Stock Options
All stock options will vest at the closing of the merger, not the closing of the tender
Following the closing of the merger, employees will receive
a check for the excess, if any, of $4.55 over the exercise price
A formal Notice has been sent out to all option holders
setting out the full details of this
Generally the only options that apply are:
Monogram options granted in January 2009
Certain ACLARA options where the CVR amount effectively
reduces the exercise price
Action required:
None regarding the tender
Verify the address on your ADP paystub – that is where the check will be mailed by LabCorp at the closing of the merger

Taxes
In general, the receipt of cash in exchange for
stock/stock options in the offer or the merger
will be a taxable transaction for U.S. federal
income tax purposes.
Cash out of options will result in taxable
ordinary income which will be subject to
withholding for federal and state income and
employment taxes.
Check with your tax advisor

Questions